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                                                                    EXHIBIT 4.24

                            SECOND AMENDING AGREEMENT

      MEMORANDUM OF AGREEMENT made as of the 7th day of February, 2005.

 BETWEEN:

                  MITEL NETWORKS CORPORATION,

                  a corporation incorporated under the laws of Canada, as borrower

                  (hereinafter referred to as the "BORROWER")

                                        -and-

                  THE LENDERS FROM TIME TO TIME PARTIES TO THE CREDIT AGREEMENT,

                  (hereinafter referred to as the "LENDERS")

                                         -and-

                  BANK OF MONTREAL,

                  a Canadian chartered bank, as Administrative Agent and Lead Arranger

                  (hereinafter referred to in its own capacity as "BMO" and in its capacity as administrative agent on behalf of the Lenders, as the "ADMINISTRATIVE AGENT").

            WHEREAS pursuant to an amended and restated credit agreement made as of the 21st day of April, 2004 (the "ORIGINAL AGREEMENT"), a revolving credit facility was made available to the Borrower upon and subject to the terms and conditions therein set forth;

            AND WHEREAS the Borrower and Lenders made certain amendments to the Original Agreement by an amending agreement dated as of July 24, 2004 (the Original Agreement, as so amended, being hereinafter referred to as the "CREDIT AGREEMENT");

            AND WHEREAS the Borrower and the Lenders have agreed to amend the Credit Agreement by executing and delivering this Amending Agreement;

            NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, the covenants herein contained and other valuable consideration, the parties hereto agree as follows:

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l.    The Credit Agreement is hereby amended in the following respects:

      (a) The definition of "Available Amount" in Section 1.1 of the Credit Agreement is deleted and replaced with the following:

            ""AVAILABLE AMOUNT" means, at any time, the lesser of:

            (a)   the Committed Amount or its Equivalent Amount in U.S. Dollars;

            (b)   the Borrowing Base; and

            (c)   (i)  if the Barclays Facility has been entered into, Cdn.
                       $20,000,000, or

                  (ii) if the Barclays Facility has not been entered into or has been fully and finally terminated and repaid in full and any security granted in connection therewith has been released, Cdn. $25,000,000,

                  or, in each case, the Equivalent Amount in U.S. Dollars;";

      (b) Section 1.1 of the Credit Agreement is amended by adding the following definition:

            ""BARCLAYS FACILITY" shall mean a working capital credit facility to be entered into between MNL and Barclays Bank plc in an aggregate amount not exceeding (pound)10,000,000 (including a (pound)10 million chattel mortgage charging assets of MNL only to be granted by MNL in favour of Barclays Bank plc, as amended, restated, supplemented or replaced from time to time with the consent of the Required Lenders);";

      (c) The definition of "Borrowing Base" in Section 1.1 of the Credit Agreement is deleted and replaced with the following:

            "BORROWING BASE" shall mean, at any time, the sum of:

            (i)   50% of Eligible Accounts Receivable; plus

            (ii)  90% of EDC Receivables; plus

            (iii) 100% of trade accounts of the Borrower and the Guarantors which are secured by bank letters of credit or guarantee satisfactory to the Required Lenders which bank letters of credit or guarantees shall have been assigned to the Administrative Agent if so requested by the Administrative Agent;

            For purposes of calculating the Borrowing Base, Eligible Accounts Receivable and EDC Receivables of the Borrower and the Guarantors shall be expressed in

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            Canadian Dollars based on the Equivalent Amount of the value of any such amounts in U.S. Dollars, Sterling or Euros;";

      (d) The definition of "Permitted Debt" in Section 1.1 of the Credit Agreement shall be amended by adding the following paragraph immediately following paragraph (x) thereof:

            "(xi) Debt for borrowed money in an aggregate amount not exceeding
                  (pound)10,000,000 incurred pursuant the Barclays Facility;"

            and re-numbering subsequent paragraphs, and all references thereto, as appropriate to reflect such addition;

      (e)   Section 2.7(c) of the Credit Agreement is deleted in its entirety;

      (f) Section 8.3 of the Credit Agreement is deleted and replaced with the following:

           "8.3  FINANCIAL COVENANT

                  The Borrower covenants and agrees with the Administrative
            Agent and the Lenders that, unless the Administrative Agent and the Required Lenders otherwise consent in writing, so long as any amount payable hereunder is outstanding, the Borrower shall not permit its EBTTDA (determined on a consolidated basis in accordance with GAAP as in effect on the date of this Agreement and measured as at the last day of each fiscal quarter of the Borrower for such fiscal quarter then ending, commencing with the fiscal quarter ending July 25, 2004 and, to the extent that any assets or liabilities of Endurance Trust are included in the consolidated financial statements of the Borrower, calculated without reference to the assets and liabilities of Endurance Trust) to be less than the following amounts for the relevant fiscal quarter as set forth below:

            (i) for the fiscal quarter ending July 25,2004, negative Cdn. $5,000,000;

            (ii)  for the fiscal quarter ending October 24,2004, Cdn. $0.00;

            (iii) for the fiscal quarter ending January 23,2005, Cdn.
                  $3,000,000; and

            (iv) for the fiscal quarter ending April 24,2005, negative U.S. $5,000,000.";

      (g)   Section 8.4 is added to the Credit Agreement as follows:

            "8.4  RIGHT OF FIRST REFUSAL

            In consideration of the Lender agreeing to amend the credit facility, inter alia, to increase the Available Amount and to permit MNL to incur additional indebtedness in an amount up to (pound)10,000,000 to Barclays Bank plc, the Borrower

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            covenants and agrees with the Lender that BMO Nesbitt Burns or any other affiliate of the Lender, in each case either alone or in combination with any other affiliate of the Lender, shall have a right of first refusal to act, at its option:

            (a) as the lead in connection with any transaction undertaken in Canada or as a co-lead and lead Canadian underwriter or agent in connection with any transactions undertaken outside Canada for both private and public offerings of equity or debt; and

            (b) as an advisor on any sell-side M&A transaction involving asset sales, including the sale of the company should a formal sales process be initiated by the Borrower where an investment banker is engaged to manage the sale process and seek potential buyers, but excluding, at the Borrower's option, responding to an unsolicited bid resulting from an introduction from another investment bank or advisory firm.

            The rights of first refusal herein granted are conditional upon such underwriting and investment banking services being offered to the Borrower on terms and conditions (including price) which are generally consistent with then-current market terms and conditions for companies in similar industries and of similar size. The agreement of the Borrower under this Section 8.4 shall survive termination of this Agreement and shall remain in full force and effect as an enforceable obligation of the Borrower during the term of this Agreement and for a period of six months following the scheduled maturity of this Agreement."; and

      (h) Section (xviii) of the definition of "Permitted Encumbrance" in Schedule F to the Credit Agreement is deleted and replaced with the following:

            "(xviii)Liens granted in connection with obligations incurred pursuant to clause (x), (xi) or (xii) of the definition of Permitted Debt;".

2. This Amending Agreement may be executed in counterparts, each of which shall be considered an original and all of which taken together shall constitute a single agreement.

3. This Amending Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

4. The Credit Agreement, as amended, is hereby confirmed.

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      IN WITNESS WHEREOF the parties hereto have executed this Amending
Agreement.

                                     MITEL NETWORKS
                                     CORPORATION

                                     by /s/ Steve Spooner
                                        ------------------------
                                        Name: Steve Spooner
                                        Title: C.F.O

                                     BANK OF MONTREAL, as
                                     Administrative Agent And Lead Arranger

                                     by /s/ Ashok Rao
                                        ------------------------
                                        Name: Ashok Rao
                                        Title: Vice President

                                     BANK OF MONTREAL, as Lender

                                     by /s/ Ashok Rao
                                        -------------------------
                                        Name: Ashok Rao
                                        Title: Vice President